Exhibit 10.7.1

*** Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

COLLABORATION AND TECHNOLOGY TRANSFER AGREEMENT

     This Collaboration and Technology Transfer Agreement (the “Agreement”), effective as of March 30, 2001 (the “Effective Date”), is made by and between Genomic Health, Inc., a Delaware corporation, with a place of business at 101 University Ave, Suite 220, Palo Alto, CA 94301 (“GHI”) , and Incyte Genomics, Inc., a Delaware corporation, with a place of business at 3160 Porter Drive, Palo Alto, CA 94304 (“Incyte”).

BACKGROUND

     Incyte and GHI wish to collaborate on a research and development relating to “Paraffin Extraction Technology” (as defined below); and

     GHI desires to receive from Incyte, and Incyte desires to transfer to GHI, certain Technology and Materials (as defined below); and

     The parties wish to grant each other certain rights and licenses on the terms set forth in this Agreement.

     NOW THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the parties as follows:

1. DEFINITIONS

     1.1 “Control” or “Controlled” shall mean possession of the ability to grant the right and licenses provided for herein, without violating the terms of any agreement or other arrangement with any Third Party, and which a Party has the right to disclose or provide to the other Party without a resulting obligation to pay royalties or other amounts to a Third Party.

     1.2 “Development Period” shall mean the period commencing on the Effective Date and ending fifteen (15) months after the Effective Date, unless earlier terminated or extended by mutual written agreement of the Parties in accordance with the terms of this Agreement.

     1.3 “Development Program” shall mean the activities conducted pursuant to this Agreement, which activities are primarily directed to the development of Paraffin Extraction Technology.

     1.4 “Diagnostic Field of Use” shall mean the research, development, manufacture, importation, use and/or sale of Diagnostic Product(s). The Diagnostic Field of Use excludes the Personalized Research Field of Use, the Incyte Field of Use and the Homebrew Field of Use.

     1.5 “Diagnostic Product(s)”: shall mean an assay provided as a product or service performed on a human tissue or other human biological sample containing nucleic acids or proteins that are collectively intended to establish or identify an association between the presence or absence of such nucleic acids or proteins and

               (a) diagnosis of the presence of, or absence of, a specific disease(s), state(s) or condition(s) in humans;

               (b) predisposition to the presence of, or absence of, a specific disease(s), state(s) or condition(s) in humans;

               (c) response or lack of response to disease therapy(ies) in humans or preventative strategies in humans;

               (d) prediction of the disease course in humans, and or other changes in state(s) or condition(s) in humans over time;

               (e) clinical traits in humans for which a medical professional should be consulted; or variation(s) in specific trait(s) and/or characteristics among individuals;

               (f) variation(s) in specific trait(s) and/or characteristics among individuals; and/or

               (g) predisposition to development of toxicities to disease therapies or preventative strategies in humans.

the results of which are provided to payors, providers or patients, and for which FDA approval (or comparable regulatory agency in other jurisdictions) is required. Diagnostic Products exclude Homebrew Products, Personalized Research Products and GHI Database Products.

     1.6 “Full-Time Equivalent” or “FTE” shall mean a full-time employee, or in the case of less than a full-time dedicated person, a full-time, equivalent person-year performing activities under the Development Program.

     1.7 “GHI Database Field of Use” shall mean the research, development, manufacture, importation, use and/or sale of GHI Database Product(s) to end users.

     1.8 “GHI Database Products” shall mean a collection of information derived from or by testing a person or persons in the Diagnostic Field of Use, Homebrew Field of Use or the Personalized Research Field of Use. GHI Database Products exclude Diagnostic Products, Homebrew Products, and Personalized Research Products.

     1.9 “Homebrew Field of Use” shall mean the research, development, manufacture, importation, use and/or sale of Homebrew Product(s). The Homebrew Field of Use excludes the Diagnostic Field of Use, the Internal Research Field of Use and the Personalized Research Field of Use.

     1.10 “Homebrew Product(s)”: shall mean a Single Analyte Assay(s) provided as a product or a service performed by a service provider that would constitute a Diagnostic Product with the sole exception that it is provided prior to receipt of approval by the FDA or comparable regulatory agency in any jurisdiction outside of the United States. Homebrew Products exclude Diagnostic Products, Personalized Research Products and GHI Database Products. For purposes of the foregoing, “Single-Analyte Assays” shall mean a assay designed for testing or measuring only a single analyte.

     1.11 “Improvements” shall mean any all inventions and all associated Intellectual Property: (a) made by Incyte or GHI commencing on the Effective Date and continuing until twelve (12) months after the expiration or termination of the Development Period using (i) the Program Technology, and/or (ii) Confidential Information provided by the other Party to the inventing Party, and in each case, which comprise an improvement, modification, or derivative of any of the foregoing relating to the Program Technology , and (b) Controlled by a Party.

     1.12 “Incyte Background Technology” shall mean the Intellectual Property that Incyte Controls as of the Effective Date and during the Development Program which is necessary for the conduct of the Development Program and the exploitation of the Program Technology and/or the Improvements , and which is directed to (a) the recovery and extraction of native nucleic acids, polypeptides, peptides and/or proteins from tissues embedded in paraffin for use in the research, development and commercialization of assays, including without limitation microarrays (“Paraffin Extraction”); or (b) the selective amplification, labeling or conjugation of RNA segments in a close to linear fashion (“RNA Amplification”). Incyte Background Technology shall exclude those patents licensed to GHI under the Patent License Agreement

     1.13 “Incyte Field” shall mean all internal research and development applications of Paraffin Extraction Technology or Improvements, including the use of such technology to develop therapeutic products and the use of such technology in connection with the commercialization of research tools, such as databases, use of a biochemical test for detecting and/or quantifying a specific nucleic acid target sequence within a nucleic acid mixture which is designed and intended “For Research Use Only” or “For Investigational Use Only” or as a general purpose laboratory reagent. For the avoidance of doubt, the Incyte Field shall exclude any, Diagnostic Field of Use, Homebrew Field of Use, and Personal Research Field of Use.

     1.14 “Incyte Technology” shall mean any protocols, training materials and computer software listed in Exhibit A to this Agreement, in the form used by Incyte in connection with the conduct of microarray fabrication and gene expression service businesses in Fremont, California and St. Louis, Missouri, as of the date of the technology transfer activities described in Article 3 of this Agreement, which relate to (a) sample storage and tracking; (b) LIMS systems; (c) microarray manufacturing protocols; (d) hybridization protocols; (e) quality control and quality assurance protocols; (f) microarray scanning protocols; and (g) data analysis.

     1.15 “Intellectual Property” shall mean trade secrets, Patents, copyrights, Know-How, and similar rights of any type under the laws of any governmental authority, domestic or foreign, including all applications and registrations relating to any of the foregoing.

               (a) “Patents” shall mean (i) all patents worldwide including without limitation, all substitutions, reissues, renewals, reexaminations, patents of addition, and inventor’s certificates thereof; (ii) all term extensions or other government action which provides exclusive rights to an Invention beyond the original patent expiration date; and (iii) all pending patent applications (including provisional applications, divisions, continuations, continued prosecutions and continuations-in-part).

*** Confidential material redacted and filed separately with the Commission.

               (b) “Know-How” shall mean all knowledge, ideas, inventions, data, instructions, biological or other tangible materials, processes, formulas, expert opinions and information, including, without limitation, biological, chemical, analytical, clinical, manufacturing and quality control data and information, materials, methods, processes, techniques, and data. For the avoidance of doubt, Know-How does not include any Patent Rights.

     1.16 “Net Sales”: shall mean invoiced sales by GHI or a GHI Affiliate on all sales of Products (in final form for end use) to an unaffiliated third party, and exclusive of intercompany transfers or sales, less the following deductions from such invoiced sales, which are actually incurred, to the extent that they are reasonable and customary, and to the extent that they do not exceed *** percent (***%) of invoiced sales during any calendar quarter:

               (a) credits or allowances actually granted for damaged Products, returns or rejections of Product and retroactive price reductions;

               (b) freight, postage, shipping, customs duties and insurance charges;

               (c) normal and customary trade, cash and quantity discounts, allowances and credits; and

               (d) uncollected amounts to the extent not exceeding *** percent (***%) of invoiced sales for a calendar quarter; and

               (e) sales, value added or similar taxes measured by the billing amount, when included in billing.

     1.17 “Paraffin Extraction” shall mean the recovery and extraction of native nucleic acids, polypeptides, peptides and/or proteins from tissues embedded in paraffin.

     1.18 “Paraffin Extraction Technology” shall mean all Program Technology relating to the recovery and extraction of native nucleic acids, polypeptides, peptides and/or proteins from tissues embedded in paraffin and its use in the research, development and commercialization of assays, including without limitation microarrays. Paraffin Extraction Technology excludes RNA Amplification Technology.

     1.19 “Party” or “Parties” shall mean individually Incyte or GHI, and collectively Incyte and GHI.

     1.20 “Patent License Agreement” shall mean that certain patent license agreement by and between Incyte and GHI, titled the “Patent License Agreement”, as of March 30, 2001, including without limitation the rights granted thereunder in and to the Cancer Marker Patent Rights, Layton Patent Rights, Montefiore Patent Rights, and Stanford Patent Rights (each as defined therein).

     1.21 “Personal Research Field of Use” shall mean the research, development, manufacture, importation, use and/or sale of Personalized Research Product(s). The Personalized Research Field of Use excludes the Diagnostic Field of Use, the Homebrew Field of Use, and the Incyte Field of Use.

     1.22 “Personal Research Products” shall mean shall mean a Multi-Analyte Assay(s) provided as a product or a service containing nucleic acids or proteins that are collectively intended to establish or identify an association between the presence or absence of such nucleic acids or proteins and:

               (a) diagnosis of the presence of, or absence of, a specific disease(s), state(s) or condition(s) in humans;

               (b) predisposition to the presence of, or absence of, a specific disease(s), state(s) or condition(s) in humans;

               (c) response or lack of response to disease therapy(ies) in humans or preventative strategies in humans;

               (d) prediction of the disease course in humans, and or other changes in state(s) or condition(s) in humans over time;

               (e) clinical traits in humans for which a medical professional should be consulted;

               (f) variation(s) in specific trait(s) and/or characteristics among individuals; and/or

               (g) predisposition to development of toxicities to disease therapies or preventative strategies in humans.

Such an assay will be considered a “Personalized Research Product” only where the results are provided directly to the tested individual and/or to the tested individual’s health care provider, and where the approval by the FDA or comparable regulatory agency in any jurisdiction outside of the United States is not required. “Personalized Research Products” exclude Homebrew Products, Diagnostic Products and GHI Database Products. For purposes of the foregoing, “Multi-Analyte Assay(s)” shall mean an assay designed for testing or measuring more than a single analyte.

     1.23 “Products” shall mean GHI Database Products, Personalized Research Products, Homebrew Products and/or Diagnostic Products.

     1.24 “Program Technology” shall mean all Intellectual Property created by Incyte or GHI after the Effective Date and during the Development Period (i) in the course of performing the Development Program, or (ii) using Confidential Information provided by the other Party to the inventing Party in connection with the Development Program.

     1.25 “RNA Amplification” shall mean the selective amplification, labeling or conjugation of RNA segments in a close to linear fashion.

     1.26 “RNA Amplification Technology” shall mean all Program Technology relating to the selective amplification, labeling or conjugation of RNA segments in a close to linear fashion.

     1.27 “Term” shall mean the period set forth in Section 12.1.

*** Confidential material redacted and filed separately with the Commission.

     1.28 “Third Party” shall mean any Party other than Incyte or GHI.

     1.29 “Valid Claim” shall mean a claim of an issued and unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, rendered unenforceable due to disclaimer or otherwise, or lost through an interference proceeding.

2. DEVELOPMENT PROGRAM

     2.1 Development Program.

          2.1.1 Development Program. The parties shall conduct the Development Program during the Development Period. Each Party agrees to use diligent efforts to conduct the Development Program in accordance with the terms of this Agreement. Subject to the terms of this Agreement, including without limitation the definition of the field of research and the provisions of Section 2.1.3 regarding Development Program Staffing, GHI shall control decisions regarding the direction of research efforts undertaken in connection with the Development Program.

          2.1.2 Substitution and Addition of Projects. Upon notice from GHI to Incyte, individual projects in the Development Program may be dropped, added or changed, provided that such changes do not extend the Development Program into areas other than Paraffin Extraction Technology, and provided further that such changes shall not affect the resources to be provided by Incyte under this Agreement or the duration of the Development Period unless Incyte has agreed in writing to such changes.

          2.1.3 Development Program Staffing.

               (a) During the Development Program, unless otherwise agreed in writing by Incyte and GHI, Incyte will devote to the conduct of the Development Program three (3) Incyte FTEs during the Development Period. In addition, in GHI’s sole discretion, GHI may provide up to three (3) GHI FTEs to assist with the Development Program.

               (b) The Development Program will be conducted at Incyte under the direction of *** (the “Principal Director”). In the event the Principal Director becomes unavailable to participate in the Development Program for any reason, and the parties are unable to agree on a reasonable successor with comparable skills and qualifications within ninety (90) days following the date he becomes unavailable, GHI may terminate this Agreement . GHI’s payment obligations under Section 4.1.1 shall be suspended during any such period of unavailability or until the parties agree on such reasonable successor.

               (c) Incyte and GHI shall agree in advance on the technical and scientific qualifications of the GHI FTEs and other Incyte FTEs who will participate in the Development Program. If GHI becomes dissatisfied with the work of any Incyte FTE participating in the Development Program, GHI shall have the right to so notify Incyte in writing, and Incyte will use reasonable efforts to identify an alternate FTE with appropriate qualifications.

          2.1.4 Visiting Personnel. It is understood that in the course of the Development Program there may be occasions where one Party’s personnel (“Visiting Personnel”) may be stationed at the other Party’s facilities on a temporary basis. Such Visiting Personnel shall agree to be bound by all orders, rules and regulations pertaining to the hosting Party’s facilities during the entire time at such facilities.

     2.2 Development Program Funding.

          2.2.1 Funding. Except for the amounts provided by GHI pursuant to Article 4 to fund the Development Program, each Party shall bear its own costs in conducting the Development Program.

          2.2.2 Third Party Technology. GHI will be responsible for determining whether the parties should cooperate in obtaining licenses to Intellectual Property or technology of one or more Third Parties for the conduct of the Development Program and for acquiring such licenses for purposes of the Development Program. Each Party shall be responsible for acquiring such Intellectual Property or technology of one or more Third Parties as it considers necessary or desirable in connection with its use of Program Technology following completion or other termination of the Development Program.

          2.2.3 Capital Expenditures. If GHI determines that the conduct of the Development Program can be facilitated by the purchase of specialized capital equipment, GHI shall be responsible for obtaining such equipment, at GHI’s expense, and GHI shall own all such equipment.

     2.3 Record Keeping: Reports.

          2.3.1 Records. Each Party shall maintain records of its activities under the Development Program in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the performance of the Development Program. Each Party shall provide the other with access to all records, materials and data generated with respect to the Development Program at reasonable times and in a reasonable manner.

          2.3.2 Reports. Each Party shall report and provide to the other Party with copies of all data, results, information, inventions, discoveries and developments achieved or obtained in the course of performing the Development Program, on an on-going basis throughout the Development Period or as otherwise specified as part of the Development Program.

3. TECHNOLOGY TRANSFER

     3.1 Disclosures. Incyte shall provide the Incyte Technology to GHI according to a schedule described generally in Exhibit A, as such schedule may be modified by mutual agreement of Incyte and GHI. The LIMS system portion of the Incyte Technology will be transferred to GHI either digitally via the internet or modem to GHI or via the “load and leave” process, where the LIMS system will be installed by Incyte onto GHI’s equipment. Incyte will retain title, possession and control over all physical forms of property at all times during the installation process. Upon completion of the installation, Incyte shall not leave with GHI any form of tangible personal property other than instruction documentation. GHI is authorized to make a backup copy of the LMIS system for archival purposes.

*** Confidential material redacted and filed separately with the Commission.

     3.2 Assistance. Incyte agrees to provide GHI with up to three (3) days of training, as GHI may reasonably request, following installation of the LIMS system at GHI (to occur during 2001), to understand and implement the sample storage and tracking and LIMS system portions of the Incyte Technology. Prior to December 31, 2002, at GHI’s reasonable request, and subject to availability, Incyte shall allow up to five (5) GHI employees to participate in Incyte’s periodically scheduled training sessions for new Incyte employees or customers with respect to microarray manufacturing protocols, hybridization protocols, quality control and quality assurance protocols, microarray scanning protocols, and data analysis portions of the Incyte Technology. Upon mutual agreement of Incyte and GHI, GHI employees may also visit Incyte facilities for such periods as GHI and Incyte may agree to observe Incyte’s use of the Incyte Technology. If GHI wishes to obtain any additional services from Incyte regarding GHI’s implementation or modification of the Incyte Technology, Incyte’s obligation to provide such services will be subject to a separate, written agreement between the parties that will describe the services to be provided by Incyte and the fees payable by GHI.

     3.3 Incyte Know How License. Incyte hereby grants to GHI a worldwide, perpetual, irrevocable, non-transferable (except as provided in Section 14.6, below), royalty-free, fully paid-up, non-exclusive license under the Incyte Know-How, as is Controlled by Incyte, to develop, make, use, duplicate, modify, make derivative works, publicly perform, display, and disclose the Incyte Technology for the internal operation of GHI’s businesses, to exploit the rights and license granted under the Patent License Agreement and/or granted herein this Agreement, in each case in the GHI Database Field of Use, Diagnostic Field of Use, Homebrew Field of Use, and Personal Research Field of Use.

     3.4 Retained Rights. It is understood and agreed that no license or right is granted by Incyte to GHI under this Article 3 other than as expressly granted herein. No other license or rights, including without limitation any license or right to any other intellectual property owned or controlled by Incyte, shall be granted or created by implication, estoppel or otherwise.

4. PAYMENTS; CONSIDERATION

     4.1 Development Program Funding.

          4.1.1 Funding. In full consideration for Incyte’s undertaking the Development Program, GHI shall pay to Incyte *** Dollars ($***). GHI shall pay the foregoing amount in equal quarterly installments during the 2002 calendar year, with each such payment due during the first ten (10) business days of each such quarter.

          4.1.2 Limitations. Except as provided in Section 2.2 or this Section 4.1, in no event shall GHI be responsible for any other costs, expenses or obligations incurred by Incyte in performing the Development Program without GHI’s prior written consent.

     4.2 Technology Transfer Payment. In full consideration for the disclosure and transfer of the Incyte Technology pursuant to Section 3.1, the assistance provided by Incyte pursuant to Section 3.2, and the rights and licenses granted to GHI under Section 3.3, GHI shall pay to Incyte *** Dollars ($***). GHI shall pay the foregoing amount

*** Confidential material redacted and filed separately with the Commission.

in equal quarterly installments during the 2002 calendar year, with each such payment due during the first ten (10) business days of each such quarter.

     4.3 Royalties. In consideration for the licenses granted to GHI by Incyte under Section 6.2.2(b) hereof, on the Effective Date, GHI shall pay to Incyte royalties on Net Sales of *** percent (***%) for Personalized Research Product(s) and Homebrew Product(s) and *** percent (***%) for Diagnostic Product(s), in each case, which Product(s) would, but for the licenses granted herein, infringe a Valid Claim under (i) the Incyte Background Technology directed to RNA Amplification and/or (ii) the RNA Amplification Technology.

          4.3.1 Combination Products. In the event that a Product is sold in combination with other product(s) and/or service(s) for which no royalty would be due hereunder if sold separately, Net Sales from such combination sales for purposes of calculating the amounts due under this Section 4.3 shall be calculated by multiplying the Net Sales of the combination product by the fraction A/(A + B), where A is the average gross selling price during the applicable calendar quarter of the Product sold separately to the same category of customers (e.g. patients, health care providers, or Diagnostic Product distributors) and B is the average gross selling price during the applicable calendar quarter of the other product(s) and/or services. In the event that such separate sales were not made during the previous calendar quarter then the Net Sales shall be calculated by multiplying the Net Sales of the combination product by the fraction C/(C + D), where C is the average cost of goods sold during the applicable calendar quarter of the Product and D is the average cost of good sold during the applicable calendar quarter of the other product(s) and/or service(s) , in each case calculated in accordance with standard and customary accounting principles.

          4.3.2 Third Party Royalties. In the event that GHI pays royalties to third parties in connection with the sale of Products either under agreements for patent rights (including applications therefor) or other technologies which GHI, in GHI’ reasonable judgement, determines are necessary or desirable to license or acquire with respect to such Products, including joint owners of patent applications or patents within the Patent Rights, GHI may deduct up to *** percent (***%) of such royalties which are due Incyte hereunder; provided,

               (a) in no event shall the royalties which are due Incyte hereunder be reduced by reason of this Section 4.3 to less than *** percent (***%) of the amount that would otherwise by payable to Incyte without any deduction under this Section 4.3; and

               (b) provided further that GHI shall be entitled to deduct from royalties payable under this Section 4.3 only royalties payable to third parties for use of patents or other technologies directed toward sample preparation.

          4.3.3 One Royalty. Even if a Product is covered by more than one Valid Claim within each of the Incyte Background Technology and RNA Amplification Technology, GHI shall be obligated to pay only one royalty. It is understood that no royalty shall be due hereunder with respect to sales or other transfers of Products for use as promotional samples if such Products are provided without charge.

          4.3.4 Reports. GHI shall make quarterly written reports to Incyte within sixty (60) days after the end of each calendar quarter, stating in each such report the aggregate Net Sales of

Products sold during the calendar quarter. Simultaneously with the delivery of each such report, GHI shall pay to Incyte the total royalties, if any, due to Incyte for the period of such report. If no royalties are due, GHI shall so report. Incyte shall not provide to third parties any information contained in reports provided to Incyte pursuant to this Section 4.3.4, except as required by Incyte’s agreements with its licensors.

          4.3.5 Form of Payment. All such payments shall be paid in United States Dollars, originated from a United States bank located in the United States and made by bank wire transfer in immediately available funds to such account as Incyte shall designate.

          4.3.6 Inspection; Audit. GHI shall permit an independent certified public accounting firm of nationally recognized standing appointed by Incyte, and reasonably acceptable to GHI, to examine and audit GHI’s records during reasonable business hours upon at least fifteen (15) days prior written notice to the extent necessary to verify the accuracy of the reports delivered under Section 4.3.4 above for three (3) years after the date of such reports. If such an audit correctly uncovers a deficiency in payment of License Fees payable by Incyte hereunder, GHI shall immediately pay such deficient amount, and if the amount of any such deficiency is greater than 5% of the total amount due during the audited period, GHI shall bear the reasonable out of pocket expenses of such accounting firm to conduct such audit, otherwise Incyte shall bear the costs of such audit.

          4.3.7 GHI shall pay, or reimburse Incyte, as appropriate, and indemnify Incyte against any sales, use, value added/ad valorum, surtax and personal property taxes, customs, duties, registration fees and the like including interest and penalties arising out of this Agreement and the transactions contemplated herein, including the costs and responsibility of any withholding taxes.

5. PROGRAM TECHNOLOGY

     5.1 Disclosure. Each Party shall promptly disclose to the other Party in reasonable detail any inventions and other intellectual property conceived and/or reduced to practice by such Party in connection with the Development Program.

     5.2 Inventorship. Subject to the terms and conditions of this Agreement, inventorship shall be determined in accordance with the patent and other intellectual property laws of the United States, to the extent the laws of a particular country permit application of such laws.

     5.3 Ownership of Inventions.

          5.3.1 Ownership of Paraffin Extraction Technology. Notwithstanding Section 5.2, all right, title and interest to all Paraffin Extraction Technology created solely by GHI or Incyte, or jointly by GHI and Incyte, or its employees or agents, in connection with the Development Program, shall be owned by GHI. At GHI’s request, Incyte shall cooperate with GHI and undertake to execute all such documents and to perform all further acts as may be necessary or convenient to cause all right, title and interest in or to the Paraffin Extraction Technology to vest in GHI pursuant to this Section 6.3.1.

          5.3.2 Ownership RNA Amplification Technology. Notwithstanding Section 6.2, all right, title and interest to all RNA Amplification Technology created solely by GHI or Incyte, or jointly by GHI and Incyte, or its employees or agents, in connection with the Development Program, shall be owned by Incyte. At Incyte’s request, GHI shall cooperate with Incyte and undertake to execute all such documents and to perform all further acts as may be necessary or convenient to cause all right, title and interest in or to RNA Amplification Technology to vest in Incyte pursuant to this Section 6.3.2.

          5.3.3 Ownership Program Technology. Notwithstanding Section 6.2, all right, title and interest to all Program Technology, other than RNA Amplification Technology and Paraffin Extraction Technology, created solely by GHI or Incyte, or jointly by GHI and Incyte, or its employees or agents, in connection with the Development Program (“Other Program Technology”), shall be jointly owned. Except as expressly provided in this Agreement, it is understood that neither party shall have any obligation to account to the other for profits, or to obtain any approval of the other party to license or exploit Other Program Technology, by reason of joint ownership-of any such Other Program Technology and each party waives any right it may have under the laws of any country to require such accounting or approval.

6. LICENSES

     6.1 Development License.

          6.1.1 Grant to GHI. Incyte hereby grants to GHI a worldwide, non-sublicenseable, royalty-free, fully paid-up, non-exclusive license under the Incyte Background Technology and the Program Technology owned by Incyte to practice and use the subject matter within the Incyte Background Technology and Program Technology to conduct its activities under the Development Program.

          6.1.2 Grant to Incyte. GHI hereby grants to Incyte a worldwide, non-sublicenseable, royalty-free, fully paid-up, non-exclusive license under the Program Technology owned by GHI to practice and use the subject matter within the Program Technology to conduct its activities under the Development Program.

          6.1.3 Restriction of Rights. It is understood and agreed that the foregoing licenses shall terminate upon the completion or termination of the Development Program.

     6.2 Commercialization Licenses.

          6.2.1 GHI License to Incyte. GHI hereby grants to Incyte a worldwide, non-transferable (except as provided in Section 14.6), royalty-free, fully paid-up, non-sublicensable, non-exclusive license under the Paraffin Extraction Technology to research, develop, make, have made, import, use, offer for sale, and sell products for use in the Incyte Field and to conduct internal research.

          6.2.2 Incyte Licenses to GHI.

               (a) Paraffin Extraction Technology. Incyte hereby grants to GHI a worldwide, non-transferable (except as provided in Section 14.6), royalty-free, fully paid-up, non-sublicensable, non-exclusive license under Incyte’s Background Technology directed to Paraffin Extraction to practice and use the subject matter within the foregoing to research, develop, make, have made, import, use, offer for sale, and sell products for use in the GHI Database Field of Use, Diagnostic Field of Use, Homebrew Field of Use, and Personal Research Field of Use.

               (b) RNA Amplification Technology. Incyte hereby grants to GHI a worldwide, non-transferable (except as provided in Section 14.6), royalty-bearing, non-sublicensable, non-exclusive license under (i) the Incyte Background Technology directed to RNA Amplification and (ii) the RNA Amplification Technology, in each case, to practice and use the subject matter within the foregoing to research, develop, make, have made, import, use, offer for sale, and sell products for use in the GHI Database Field of Use, Diagnostic Field of Use, Homebrew Field of Use, and Personal Research Field of Use.

               (c) Research License. Incyte hereby grants to GHI a worldwide, non-transferable (except at provided in Section 14.6), royalty-free, fully paid-up, non-sublicensable, non-exclusive license under the Incyte Background Technology and the Program Technology owned by Incyte to practice and use the subject matter within the Incyte Background Technology and the Program Technology to conduct internal research.

     6.3 Retained Rights. No other license or rights, including without limitation any license or right to any other intellectual property owned or controlled by either party, shall be granted or created by implication, estoppel or otherwise. Without limiting the foregoing, it is understood and agreed that no license or right is granted by Incyte to GHI under this Article 6 to practice or use the Program Technology, and/or RNA Amplification Technology, in the Incyte Field. It is also understood and agreed that no license or right is granted by GHI to Incyte under this Article 6 to practice or use the Paraffin Extraction Technology in the GHI Database Field of Use, Diagnostic Field of Use, Homebrew Field of Use, and/or Personal Research Field of Use.

7. IMPROVEMENTS

     7.1 Grant to Incyte. Subject to the terms and conditions of this Agreement, GHI hereby grants to Incyte a worldwide, perpetual, irrevocable, fully paid up, royalty-free, non-transferable (except as provided in Section 14.6), non-exclusive license, under the Improvements Controlled by GHI to practice and use the subject matter within such Improvements to research, develop, make, have made, import, use, offer for sale, and sell products, in each case, for use in the Incyte Field.

     7.2 Grant to GHI. Subject to the terms and conditions of this Agreement, Incyte hereby grants to GHI a worldwide, perpetual, irrevocable, fully paid up, royalty-free, non-transferable (except as provided in Section 14.6), non-exclusive license under the Improvements Controlled by Incyte to practice and use the subject matter within such Improvements to research, develop, make, have made, import, use, offer for sale, and sell products, in each case, for use in the GHI Database Field of Use, Diagnostic Field of Use, Homebrew Field of Use, and Personal Research Field of Use..

     7.3 Retained Rights. No right or license under Intellectual Property of either Party is granted hereunder, other than the licenses expressly granted under Section 3.3, Article 6, and this Article 7. No other license or rights, including without limitation any license or right to any other intellectual property owned or controlled by Incyte or GHI, shall be granted or created by implication, estoppel or otherwise.

8. INTELLECTUAL PROPERTY PROSECUTION; DEFENSE AND ENFORCEMENT

     8.1 Patent Prosecution.

          8.1.1 Paraffin Extraction Technology and Other Program Technology.

               (a) Prosecution. GHI shall have the sole right, at GHI’s expense, to control the preparation, filing, prosecution and maintenance of any patents or patent applications within the Paraffin Extraction Technology and Other Program Technology, and for conducting any interferences, reexaminations, reissues, oppositions, or request for patent term extensions relating thereto.

               (b) GHI Failure to Prosecute. In the event that GHI declines to file or, having filed, declines to further prosecute and maintain any patent applications or patents subject to Section 8.1.1(a) above, GHI shall provide Incyte notice thereof prior to the expiration of any deadline relating to such activities, but in any event at least thirty (30) days prior notice, and Incyte shall have the right to file, prosecute and maintain such patent applications (except for subject matter contained in such pending patent application which GHI has filed, or in good faith intends to file, in a subsequent patent application) or patents in the name of GHI, at Incyte’s expense, using counsel of its choice.

               (c) Cooperation. GHI will keep Incyte reasonably informed and will respond to all reasonable requests for information made by Incyte, with regard to GHI’s activities pursuant to Section 8.1.1(a) above as they relate to the Incyte Field.

          8.1.2 RNA Amplification Technology.

               (a) Prosecution. Incyte shall have the sole right, at Incyte’s expense, to control the preparation, filing, prosecution and maintenance of any patents or patent applications within the RNA Amplification Technology, and for conducting any interferences, reexaminations, reissues, oppositions, or request for patent term extensions relating thereto.

               (b) Incyte Failure to Prosecute. In the event that Incyte declines to file or, having filed, declines to further prosecute and maintain any patent applications or patents subject to Section 8.1.2(a) above, Incyte shall provide GHI notice thereof prior to the expiration of any deadline relating to such activities, but in any event at least thirty (30) days prior notice, and GHI shall have the right to file, prosecute and maintain such patent applications (except for subject matter contained in such pending patent application which Incyte has filed, or in good faith intends to file, in a subsequent patent application) or patents in the name of Incyte, at GHI’s expense, using counsel of its choice.

               (c) Cooperation. GHI will keep Incyte reasonably informed and will respond to all reasonable requests for information made by Incyte, with regard to GHI’s activities pursuant to Section 8.1.2(a) above as they relate to the GHI Database Field of Use, Diagnostic Field of Use, Homebrew Field of Use, and/or Personal Research Field of Use.

          8.1.3 Improvements.

               (a) Improvements. Each Party shall have the sole right, at own expense, to control the preparation, filing, prosecution and maintenance of any patents or patent applications within the Improvements Controlled by such Party, and for conducting any interferences, reexaminations, reissues, oppositions, or request for patent term extensions relating thereto.

               (b) Cooperation. Incyte will keep GHI reasonably informed and will respond to all reasonable requests for information made by GHI, with regard to Incyte’s activities pursuant to Section 8.1.3(a) above. Likewise, GHI will keep Incyte reasonably informed and will respond to all reasonable requests for information made by Incyte with regard to GHI’s activities pursuant to Section 8.1.3(a) above as they relate to Incyte Field.

     8.2 Infringement Claims. If the manufacture, importation, sale or use of a product utilizing the Program Technology and/or Improvements Controlled by a Party, results in any claim, suit or proceeding alleging patent infringement against GHI or Incyte, such Party shall promptly notify the other Party hereto. The defendant shall keep each other Party hereto reasonably informed of all material developments in connection with any such claim, suit or proceeding.

     8.3 Enforcement. In the event that either Party reasonably believes that any Program Technology and/or Improvements Controlled by a Party, is infringed or misappropriated by a third Party or is subject to a declaratory judgment action arising from such infringement in such country, in each case with respect to the development, manufacture, sale or use of a product, such Party shall promptly notify the other Party hereto. Promptly after such notice, the Parties shall meet to discuss the course of action to be taken with respect to an enforcement action with respect to such infringement or misappropriation, including the control thereof and the sharing of costs and expenses related thereto. In connection therewith, (i) GHI shall have the sole right to make decisions regarding the enforcement of the Paraffin Extraction Technology and the Other Program Technology, (ii) Incyte shall have the sole right to make decisions regarding the enforcement of RNA Amplification Technology and the Incyte Background Technology, and (iii) each Party shall have the sole right to make decisions regarding the enforcement of the Improvements Controlled by that Party.

9. CONFIDENTIALITY

     9.1 Confidential Information. Except as provided herein, each Party shall maintain in confidence, and shall not use for any purpose or disclose to any Third Party, information disclosed by the other Party in writing and marked “Confidential” or a similar manner to indicate its confidential nature or that is disclosed orally, identified as confidential at the time of oral disclosure and confirmed in writing as confidential within forty-five (45) days following such disclosure (collectively, “Confidential Information”). Confidential Information shall not include any information that is: (i) already known to the receiving Party at the time of disclosure hereunder, or (ii) now or hereafter becomes publicly known other than through acts or omissions of the receiving Party, or (iii) is disclosed to the receiving Party by a Third Party under no obligation of confidentiality to the disclosing Party or (iv) independently developed by the receiving Party without reliance on the Confidential Information of the disclosing Party.

     9.2 Permitted Usage. Notwithstanding the provisions of Section 9.1 above, the receiving Party may use or disclose Confidential Information of the disclosing Party to the extent necessary to exercise the rights granted to it hereunder (provided it uses reasonable efforts to protect such information commensurate with the efforts used to protect its own information) in prosecuting or defending litigation, complying with applicable governmental regulations and/or submitting information to tax or other governmental authorities; provided that if the receiving Party is required by law to make any public disclosures of Confidential Information of the disclosing Party, to the extent it may legally do so, it will give reasonable advance notice to the disclosing Party of such disclosure and will use its reasonable efforts to secure confidential treatment of Confidential Information prior to its disclosure (whether through protective orders or otherwise).

     9.3 Confidential Terms/Publicity. Except as expressly provided herein, each Party agrees not to disclose any financial terms of this Agreement to any Third Party without the consent of the other Party, except as required by securities or other applicable laws, or in connection with the registration of securities, in which case the disclosing Party shall seek confidential treatment to the extent available, or to others, under conditions that reasonably protect the confidentiality thereof.

     9.4 Publication. The Parties (through their Development Committee members for so long as it exists, and afterward through such representatives as each Party may designate) will cooperate in appropriate publication of the results of research and development work performed pursuant to the Development Program, but subject to the predominating interest to obtain patent protection for any patentable Invention. To this end, it is agreed that prior to any public disclosure of such results, the Party proposing disclosure will send the representatives of the other Party described above a copy of the information to be disclosed, and will allow the other Party thirty (30) days from the date of receipt in which to determine whether the information to be disclosed contains Confidential Information of the reviewing Party which such Party desires to maintain as a trade secret. If notification is not received during the thirty (30) day period, the Party proposing disclosure will be free to proceed with the disclosure. The determination of authorship for any paper will be in accordance with accepted scientific practice.

10. REPRESENTATIONS AND WARRANTIES.

     10.1 Representations and Warranties. Each of GHI and Incyte hereby represents, warrants and covenants to the other, as of the Effective Date, as follows:

               (a) it is a corporation duly organized and validly existing under the laws of the state of its incorporation;

               (b) the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action;

               (c) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

               (d) it has the right to grant the rights and licenses granted herein;

               (e) it has not previously granted, and will not grant during the Term any right, license or interest to a Third Party in conflict with the rights and licenses granted under this Agreement;

               (f) the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof to such Party’s best knowledge does not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financial agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

               (g) this Agreement constitutes such Party’s legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to the availability of particular remedies under general equity principles.

     10.2 Disclaimer. Neither Party makes any representation or warranty or guaranty that the Development Program will be successful, in whole or part. INCYTE AND GHI EXPRESSLY DISCLAIM ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE WITH RESPECT TO THE CONFIDENTIAL INFORMATION, INCYTE BACKGROUND TECHNOLOGY, INCYTE TECHNOLOGY, PROGRAM TECHNOLOGY AND IMPROVEMENTS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, VALIDITY OF INTELLECTUAL PROPERTY RIGHTS IN INCYTE BACKGROUND TECHNOLOGY, PROGRAM TECHNOLOGY AND IMPROVEMENTS, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

11. INDEMNIFICATION

     11.1 Incyte. Subject to the requirements in Section 11.3 below, Incyte shall indemnify each of GHI and its directors, officers, and employees of GHI and the successors and assigns of any of the foregoing (each a “GHI Indemnitee”), and hold each GHI Indemnitee harmless from and against (a) any liabilities, damages, settlements, penalties, fines, expenses or costs (including, without limitation, reasonable attorneys’ fees and other costs of litigation) arising out of any claim, complaint, suit, proceeding or cause of action against a GHI Indemnitee by a Third Party resulting from (i) Incyte’s conduct of the Development Program or the use, marketing, sale or distribution of products incorporating Program Technology or GHI Improvements, by Incyte or by Third Parties under authority of Incyte (except to the extent such claim results for any breach by GHI of any of its representations and warranties under Sections 10.1), or (ii) any breach by Incyte of its representations and warranties under Section 10.1 above.

     11.2 GHI. Subject to the requirements in Section 11.3 below, GHI shall indemnify each of Incyte and its directors, officers, and employees of Incyte and the successors and assigns of any of the foregoing (each a “Incyte Indemnitee”), and hold each Incyte Indemnitee harmless from and against (a) any liabilities, damages, settlements, penalties, fines, expenses or costs (including, without limitation, reasonable attorneys’ fees and other costs of litigation) arising out of any claim, complaint, suit, proceeding or cause of action against a Incyte Indemnitee by a Third Party resulting from (i) GHI’s conduct of the Development Program or the use, marketing, sale or distribution of products incorporating Incyte Technology, Program Technology or Incyte Improvements, by GHI or by Third Parties under authority of GHI (except to the extent such claim results for any breach by Incyte of any of its representations and warranties under Sections 10.1), or (ii) any breach by GHI of its representations and warranties under Section 10.1 above.

     11.3 Indemnification Procedure. A Party that intends to claim indemnification (the “Indemnitee”) under this Article 11 shall promptly notify the other Party (the “Indemnitor”) in writing of any claim, complaint, suit, proceeding or cause of action with respect to which the Indemnitee intends to claim such indemnification (for purposes of this Section 11.3, each a “Claim”), and the Indemnitor shall have sole control of the defense and/or settlement thereof; provided that the Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such Claim. The indemnification obligations of the Parties under this Article 11 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such Claim, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 11, but the omission so to deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability to any Indemnitee otherwise than under this Article 11. The Indemnitee under this Article 11, and its employees, at the Indemnitor’s request and expense, shall provide full information and reasonable assistance to Indemnitor and its legal representatives with respect to such Claims covered by this indemnification. It is understood that only Incyte may claim indemnity under this Article 10 (on its own behalf or on behalf of an Incyte Indemnitee), and other Incyte Indemnitees may not directly claim indemnity hereunder. Likewise, it is understood that only GHI may claim indemnity under this Article 10 (on its own behalf or on behalf of a GHI Indemnitee), and other GHI Indemnitees may not directly claim indemnity hereunder.

12. LIMITATIONS ON LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR PUNITIVE DAMAGES INCURRED BY SUCH PARTY ARISING UNDER OR AS A RESULT OF THIS AGREEMENT (OR THE TERMINATION HEREOF) INCLUDING, BUT NOT LIMITED TO, THE LOSS OF PROSPECTIVE PROFITS OR ANTICIPATED SALES, OR ON ACCOUNT OF EXPENSES, INVESTMENTS, OR COMMITMENTS IN CONNECTION WITH THE BUSINESS OR GOODWILL OR OTHERWISE.

13. TERM AND TERMINATION

     13.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall expire upon the earlier of: (i) the termination of this Agreement pursuant to this Article 13, or (ii) fifth anniversary of the Effective Date. The Parties may terminate the Development Program prior to the end of the Development Period by mutual written agreement.

     13.2 Termination for Breach. Either Party to this Agreement may terminate this Agreement in the event the other Party hereto shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for sixty (60) days after written notice thereof was provided to the breaching Party by the non-breaching Party. Any termination shall become effective at the end of such sixty (60) day period unless the breaching Party (or any other Party on its behalf) has cured any such breach or default prior to the expiration of the sixty (60) day period; provided, if the alleged breaching Party disputes in good faith the alleged material breach, the non-breaching Party shall have no right to terminate this Agreement until finally determined hereunder that the Party was in material breach and it has failed to cure such breach.

     13.3 Termination for Insolvency. If voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such Party for corporate reorganization or the dissolution of such Party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such Party makes an assignment for the benefit of creditors, or substantially all of the assets of such Party are seized or attached and not released within sixty (60) days thereafter, the other Party may immediately terminate this Agreement effective upon notice of such termination.

     13.4 Effect of Termination — Accrued Rights and Obligations. Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of, or default under, this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching Party may be entitled to injunctive relief as a remedy for any such breach.

     13.5 Survival. Sections 3.3, 4.1.1 (with respect to periods prior to termination) 4.1.2, 13.4, and 13.5 and Articles 5, 6, 7, 8, 9, 11 (but only to those claims which arise from acts or omissions that occurred prior to the Effective Date of termination or expiration), 12, and 14 of this Agreement shall survive the expiration or any termination of this Agreement for any reason. Except as otherwise expressly provided in this Section 13.5, all other rights and obligations of the parties shall terminate upon termination of this Agreement.

14. GENERAL

     14.1 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California without reference to conflict of laws principles.

     14.2 Disputes.

          14.2.1 Chief Executive Officers. If Incyte and GHI, are unable to resolve any dispute between them, whether in Development Committee deliberations or otherwise, either Incyte or GHI may, by written notice to the other, have such dispute referred to the Chief Executive Officers (or equivalent) of Incyte and GHI, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received.

          14.2.2 Injunctive Relief. This Section 14.2 shall not be construed to prohibit either Party from seeking preliminary or permanent injunctive relief, restraining order or degree of specific performance in any court of competent jurisdiction to the extent not prohibited by this Agreement. For avoidance of doubt, any such equitable remedies provided under this Section 14.2.3 shall be cumulative and not exclusive and are in addition to any other remedies which either Party may have under this Agreement or applicable law.

     14.3 Solicitation of Employees. The Parties acknowledge that the activities contemplated by this Agreement will involve extensive contact among the employees of the Parties, and that information regarding the backgrounds, skills, and terms of employment of such Parties constitute the Confidential Information of the Party who is the employer of each such employee. As a consequence, and as an inducement to each party to enter into the relationship contemplated by this Agreement, the Parties agree that during the term of this Agreement and for a period of one (1) year following any termination or expiration of this Agreement, neither party shall solicit or offer to employ any employee of the other Party who has participated in the Development Program described in Article 2 or the Technology Transfer described in Article 3 without the express written consent of the other Party. The obligations of each Party under this Section 13.3 shall only apply to employees of the other Party for so long as they remain employed by the other Party.

     14.4 Implied Obligations. This Agreement sets forth all of the rights and obligations of the parties with respect to the subject matter hereof. Without limiting the foregoing, nothing in this Agreement shall be deemed to prevent either Party from engaging in activities outside of the Development Program, alone or with Third Parties, subject to the restrictions in this Agreement on use of Confidential Information of the other Party and any license limitations herein.

     14.5 Notices. Any notice or report required or permitted to be given or made under this Agreement by either Party shall be in writing and delivered to the other Party at its address indicated below (or to such other address as a Party may specify by notice hereunder) by courier or by registered or certified airmail, postage prepaid, courier service, or by facsimile; provided, however, that all facsimile notices shall be promptly confirmed, in writing, by registered or certified airmail, postage prepaid. All notices shall be effective as of the date received by the addressee.

If to Incyte:	Incyte Genomics, Inc.
3160 Porter Drive
Palo Alto, CA 94304
Attn: Chief Executive Officer
Fax: 650-621-7647

with a copy to:	Incyte Genomics, Inc.
3160 Porter Drive
Palo Alto, CA 94304
Attn: General Counsel
Fax: 650-845-4166

If to GHI:	Genomic Health, Inc.

101 University Ave., Suite 220
Palo Alto, Ca 94301
Attn: Chief Executive Officer
Fax: 650-322-8124

with a copy to:	Pillsbury Winthrop, LLP
50 Fremont Street
San Francisco, CA 94105
Attention: Stan Wong, Corporate Counsel.
Fax: (415) 983-1200

     14.6 Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld; provided, that each Party may assign this Agreement to a person or entity that acquires all or substantially all of the business or assets of that Party (or that portion thereof to which this Agreement pertains), in each case whether by merger, acquisition, operation of law or otherwise, provided that such assignee agrees in writing to be bound by the terms and conditions of this Agreement. Any purported assignment in violation of this Agreement will be null and void. Subject to the foregoing, the provisions of this Agreement shall apply to and bind the successors and permitted assigns of the parties. Upon a permitted assignment of this Agreement, all references to the assigning Party shall be deemed references to the assignee.

     14.7 Headings. Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

     14.8 Non-Waiver. Any waiver of the terms and conditions hereof must be explicitly in writing. The waiver by either of the parties of any breach of any provision hereof by the other shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

     14.9 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. In the event a Party seeks to avoid a provision of this Agreement by asserting that such provision is invalid, illegal or otherwise unenforceable, the other Party shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice to the asserting Party, unless such assertion is eliminated and cured within such sixty (60)-day period.

     14.10 Independent Contractors. The relationship of GHI and Incyte established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between GHI and Incyte. Neither Party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

     14.11 Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by all parties hereto.

     14.12 Entire Agreement. The terms and provisions contained in the Agreement, including the Exhibits hereto, constitute the entire agreement between the parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the parties. No agreement or understanding varying or extending this Agreement shall be binding upon either Party hereto, unless set forth in a writing which specifically refers to the Agreement signed by duly authorized officers or representatives of the respective parties, and the provisions hereof not specifically amended thereby shall remain in full force and effect.

     14.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

GENOMIC HEALTH, INC.		INCYTE GENOMICS, INC.

By:	/s/ Randy Scott	By:	/s/ Lee Bendekgey

Name:	Randy Scott	Name:	Lee Bendekgey

Title:	CEO	Title:	EVP and General Counsel